Exhibit 16.1

[Coopers & Lybrand Letterhead]




April 15, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Clark Refining & Marketing, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of April 1997. We agree with the statements concerning our Firm in such 8-K. We agree with the statements concerning our Firm in such 8-K, except that we were previously informed that the requisite number of Board resolutions of Clark USA, Inc. "the Company's parent" confirming our dismissal were received on April 4, 1997.


Very truly yours,


/s/  Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

mrl/ymf
Attachment